Exhibit 10.1
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the “Agreement”) is entered into effective as of December 1st, 2009 (the “Effective Date”), by and between GENESIS FLUID SOLUTIONS HOLDINGS, INC., a Delaware corporation (the “Company”), and SHARP RESOURCES, INC. (the “Consultant”).
RECITALS
A. Consultant has expertise in the area of the Company’s business and is willing to provide consulting services to the Company.
B. The Company is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.
AGREEMENT
In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:
1. Engagement. The Company hereby engages Consultant to render, as an independent contractor, the consulting services described in Exhibit A hereto and such other services as may be agreed to in writing by the Company and Consultant from time to time. Consultant hereby accepts the engagement to provide consulting services to the Company on the terms and conditions set forth herein. During the term of this Agreement, Martin Hedley, the Vice President of Consulting, shall perform the services on behalf of Consultant and shall personally serve as “Chief Executive Officer” of the Company; and he shall devote such time, attention and energy to the business and affairs of the Company as shall be necessary to perform the services specified in Exhibit A hereto. Consultant shall report to the full Board of Directors.
2. Term. This Agreement will commence on the date first written above, and unless earlier terminated in accordance with the provisions of Section 9, shall continue for a period of two (2) months; provided however, that Consultant shall have the right to negotiate with the Board of Directors of the Company for full-time employment status at any time during the currency of this contract, and provided that the current contract may be extended at the option of the Company pending agreement on full-time employment status.
3. Compensation.
3.1 Compensation. In consideration of the services to be performed by Consultant, the Company agrees to pay Consultant in the manner and at the rates set forth in Exhibit A.
3.2 Expenses. Reasonable out-of-pocket expenses incurred by Consultant shall be reimbursed by Company to Consultant. Such reimbursement shall be made in accordance with policies adopted by the Company from time to time, including, without limitation, the submission of expense reports with original receipts for such expenses.

4. Confidential Information.
4.1 Definitions. For purposes of this Agreement, “Proprietary Information” means all information and any idea whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or any of its affiliates, or its employees, clients, consultants, or business associates, which was produced by any employee or consultant of the Company in the course of his, her or its employment or consulting relationship, or otherwise produced or acquired by or on behalf of the Company. All Proprietary Information not generally known outside of the Company’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” By way of example and without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:
(a) formulas, research and development techniques, processes, trade secrets, copyrights, copyright applications, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, patent licenses, discoveries, improvements, data, know-how, formats, test results, and research projects;
(b) information about costs, profits, markets, sales, contracts and lists of customers, and distributors;
(c) business, marketing, and strategic plans;
(d) forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements; and
(e) employee personnel files and compensation information.
Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Confidential Information by the Company.
4.2 Existence of Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques and other Confidential Information which have great value to its business. This Confidential Information includes not only information disclosed by the Company to Consultant, but also information developed or learned by Consultant during the course of his relationship with the Company.
4.3 Protection of Confidential Information. Consultant will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in Mr. Hedley’s role as CEO (where he will be routinely required to disclose such information in the ordinary course of performing his duties in such capacity), or other than connection with Consultant’s assigned duties and for the benefit of the Company, any of the Company’s Confidential Information, either during or after its relationship with the Company. Consultant acknowledges that it is aware that the unauthorized disclosure of Confidential Information of the Company may be highly prejudicial to its interests, an invasion of privacy, and an improper disclosure of trade secrets.

4.4 Delivery of Confidential Information. Upon request or when Consultant’s relationship with the Company terminates, Consultant will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain Confidential Information.
4.5 Location and Reproduction. Consultant shall maintain at its workplace only such Confidential Information as Consultant has a current “need to know.” Consultant shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Consultant shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need of the Company for reproduction.
4.6 Prior Actions and Knowledge. Consultant represents and warrants that from the time of its first contact with the Company, Consultant has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside the Company, or used, copied, published, or summarized any Confidential information, except to the extent otherwise permitted in this Agreement.
4.7 Third-Party Information. Consultant acknowledges that the Company has received and in the future will receive from third parties their confidential information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that it will at all times hold all such confidential information in the strictest confidence and will not disclose or use it, except as necessary to perform its obligations hereunder and as is consistent with the Company’s agreement with such third parties.
4.8 Third Parties. Consultant represents that its relationship with the Company does not and will not breach any agreements with or duties to a former employer or any other third party. Consultant will not disclose to the Company or use on its behalf any confidential information belonging to others and Consultant will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.
4.9 Acknowledgment. Consultant acknowledges that there are no currently existing ideas, processes, inventions, discoveries, marketing or business ideas or improvements which Consultant desires to exclude from the operation of this Agreement, other than Consultant’s Proprietary Management Techniques. To the best of Consultant’s knowledge, there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between Consultant and any other person (including any business or governmental entity).
5 No Use of Name. Consultant agrees that he shall not at any time use the Company’s name or any the Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.
6. Injunctive Relief. Consultant acknowledges that failure to carry out any obligation under this Agreement, or a breach by Consultant of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance. Consultant also understands that other action may be taken and remedies enforced against Consultant

7. Indemnification. Except as may be provided otherwise in the Indemnification Agreement between Consultant and the Company, Consultant hereby indemnifies and agrees to defend and hold harmless the Company from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys’ fees, arising out of or relating to the gross negligence, willful misconduct or fraud of Consultant in performing services performed under this Agreement. Consultant’s obligations under this Section 7 shall survive the termination, for any reason, of this Agreement.
8. Representations and Warranties. Consultant represents and warrants (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s undertaking this relationship with the Company, (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, and (iii) that Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.
9. Termination.
9.1 Termination. The Consultant’s engagement with the Company pursuant to this Agreement shall terminate:
(a)	automatically upon notice for Cause (as defined below);

(b)	automatically upon the death of Consultant; or

(c)	upon expiration of the term of this Agreement
9.2 Definition. For Purposes of this Agreement, “Cause” shall include (i) the conviction of the Consultant of a fraudulent act or a felony, (ii) willful misfeasance, illegal, dishonest or grossly negligent conduct which constitutes a breach of the Consultant’s covenants and obligations under this Agreement, or which involve funds or other assets of the Company, (iii) any conduct which is likely to have a material adverse effect upon the goodwill or business position of the Company, (iv) the Consultant’s failure to carry out his duties to the Company hereunder, or (v) unsatisfactory work as determined by the Board of Directors of the Company.
9.3 Termination Obligations.
(a) Except as specifically provided otherwise in this Agreement, upon termination of this Agreement, neither the Consultant nor the Company shall have any further obligations under this Agreement, except as to liabilities accrued through the date of termination.
(b) Upon the termination of this Agreement or promptly upon the Company’s request, Consultant shall surrender to the Company all equipment, tangible Proprietary Information, documents, books, notebooks, records, reports, notes, memoranda, drawings, sketches, models, maps, contracts, lists, computer disks (and other computer-generated files and data), any other data and records of any kind, and copies thereof (collectively, “Company Records”), created on any medium and furnished to, obtained by, or prepared by Consultant in the course of or incident to his relationship with the Company, that are in Consultant’s possession or under its control.

(c) Consultant’s representations, warranties, covenants and obligations contained in this Agreement shall survive the termination of Consultant’s relationship with the Company.
(d) Following any termination of this Agreement, Consultant will fully cooperate with the Company in all matters relating to Consultant’s continuing obligations under this Agreement.
(e) Consultant agrees and acknowledges that (i) the Confidential Information that the Consultant has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein, (ii) the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Consultant, (iii) the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located in areas other than the United States during the term of this Agreement, the definition of Territory shall be automatically expanded to cover such other areas), and (iv) the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.
(f) Consultant hereby agrees and covenants that it shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on Consultant’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the term of this Agreement and thereafter to the extent described below, within the Territory:
(i) For a period of five (5) years from the date of termination, engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Company;
(ii) For a period of three (3) years from the date of termination, recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;
(iii) For a period of three (3) years from the date of termination, attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Consultant’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(iv) For a period of three (3) years from the date of termination, interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business of the Company.
(g) For purposes of Section 9.3(e) and 9.3(f), the term “Consultant” includes Martin Hedley personally.
10. Notices. Any notice or other communication which is required or permitted hereunder shall be deemed to have been delivered and received on the day of (or, if not a business day, the first business day after) its having been personally delivered or telecopied to the following address or telecopy number, on the first business day after its having been sent by overnight delivery service to the following address, or if sent by regular, registered or certified mail, when actually received at the following address:
If to Company:
Genesis Fluid Solutions Holdings, Inc.
6660 Delmonico Drive, Suite 242-D
Colorado Springs, CO 80919
Attention: Mary Losty, Member of the Board
If to Consultant:
Sharp Resources, Inc.
2956 West Wind Drive
Eagle, Idaho 83616
Attention: Martin Hedley
Telephone: (208) 863 4887
11. Attorney’s Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such litigation from the party or parties against whom enforcement was sought.
12. Entire Agreement. This Agreement, and Exhibit A attached hereto, sets forth the parties’ mutual rights and obligations with respect to the subject matter hereof. It is intended to be the final, complete, and exclusive statement of the terms of the parties’ agreements regarding these subjects. This Agreement supersedes all other prior and contemporaneous agreements and statements on these subjects, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Consultant and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control unless changed in writing by the Company.

13. Amendment. This Agreement may be amended only by a writing signed by Consultant and by the Chairman of the Board of the Company.
14. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.
15. Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.
16. Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.
17. Assignment. This Agreement may not be assigned by Consultant without the Company’s prior written consent. This Agreement may be assigned by the Company in connection with a merger or sale of all or substantially all of its assets, and in other instances with the Consultant’s consent which consent shall not be unreasonably withheld or delayed.
18. Compliance with Law. In connection with his services rendered hereunder, Consultant agrees to abide by all federal, state, and local laws, ordinances and regulations.
19. Independent Contractor. The relationship between Consultant and the Company is that of independent contractor under a “work for hire” arrangement. All work product developed by Consultant shall be deemed owned and assigned to Company, other than Consultant’s Proprietary Management Techniques. This Agreement is not authority for Consultant to act for the Company as its agent or make commitments for the Company; provided, however, it is acknowledged that Mr. Hedley, in his personal role as Chief Executive Officer, will have the authority to make commitments for and to bind the Company to contracts, leases and other agreements. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from fees to Consultant for taxes, insurance, bonds or the like. Consultant retains the discretion in performing the tasks assigned, within the scope of work specified.
20. Taxes. Consultant agrees to pay all appropriate local, state and federal taxes.
21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles. Any claim, action, suit or other proceeding initiated by either of the parties under or in connection with this Agreement shall exclusively be asserted, brought, prosecuted and maintained in any federal or state court in the State of Colorado, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof, and each of the parties hereby irrevocably (i) submits to the jurisdiction of such courts, (ii) waives any and all rights to object to the laying of venue in any such court, (iii) waives any and all rights to claim that such court may be an inconvenient forum, and (iv) agrees that service of process on them in any such action, suit or proceeding may be effected by the means by which notices may given to it under this Agreement.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which as so executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
23. Acknowledgment. Consultant acknowledges that it has had the opportunity to consult legal counsel in regard to this Agreement, that Consultant has read and understands this Agreement, that Consultant is fully aware of its legal effect, and that Consultant has entered into it freely and voluntarily and based on Consultant’s own judgment and not on any representations or promises other than those contained in this Agreement.
In Witness Whereof, the parties hereto have caused this Consulting Agreement to be executed as of the date first above written.

COMPANY:	GENESIS FLUID SOLUTIONS HOLDINGS, INC.
	By:	/s/ Michael Hodges
Michael Hodges, Chairman of the Board

CONSULTANT:	SHARP RESOURCES, INC.
	By:	/s/ Martin Hedley
Martin Hedley, Vice-President

ACCEPTED AND AGREED this 14th day of December, 2009
/s/ Martin Hedley
Martin Hedley, in his individual capacity

APPENDIX A
1.	Description of Services to be Rendered:

Mr. Hedley will serve individually as “Chief Executive Officer” of the Company. In such capacity, Consultant, acting through Mr. Hedley, shall have the following responsibilities and duties:
•
Strategic Plan: To assist the Company in strategic planning, in developing its customer base, and by meeting with senior executives at targeted entities with the intent to develop interest within these organizations to use the Company’s technology and services. The targeted customers will include, but not be limited to, entities operating in the dewatering, major construction, environmental remediation, public utility and power generation industry and others.

•
Business Model: To assist the Company in establishing a consistent operational and business focus, to include but not be limited to, primary target market sales plans, operational processes, product integrity and support processes, sound business practices, the corporate handbook, corporate support services, policies and others.

•
Team Members: To assist the Company in evaluating the human resource needs of the Company, modifying or terminating existing employees and/or contracts, identifying and hiring new employees and developing consulting support agreements if necessary with key providers, marketing support consultants and project related staff.

2.	Time Devoted to Duties: Full Time.

3.	Compensation:
•
Initial Per Diem: The Company initially will pay Consultant the amount of $875 per day. Invoices shall be submitted no more than twice per month and payment will be made no more than ten (10) days from receipt of invoice.

•	Expense Reimbursement: Consultant’s expenses shall be reimbursed by the Company in accordance with the provisions of Section 3.2 of this Agreement.

A-1